                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /    Preliminary  Proxy Statement


/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


/X/    Definitive Proxy Statement


/ /    Definitive Additional Materials

/ /    Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                               THE DII GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

/X/    No fee required

/ /    Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and 0-11

       1) Title of each class of securities to which transaction applies:    N/A

       2) Aggregate Number of securities to which transaction applies:       N/A

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
          filing fee is calculated and state how it was determined):         N/A

       4) Proposed maximum aggregate value of transaction:                   N/A

       5) Total fee paid:                                                    N/A

/ /    Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:                                           N/A

       2)  Form, Schedule or Registration Statement No.:                     N/A

       3)  Filing Party:                                                     N/A

       4)  Date Filed:                                                       N/A

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998



TO THE STOCKHOLDERS:

      The Annual Meeting of Stockholders of The DII Group, Inc. (the "Company") will be held at 10:30 A.M. (local time) on Tuesday, May 5, 1998 at the Executive Offices of the Company, 6273 Monarch Park Place, Suite 200, Niwot, Colorado, for the following purposes:

                  1. To elect six directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified;


                  2. To consider and act upon a proposal to approve an Amendment to the Restated Certificate of Incorporation of the Company to increase the number of shares of common stock that the Company shall have authority to issue from 45,000,000 shares to 90,000,000 shares;


                  3. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 27, 1998; and

                  4. To transact such other business as may properly come before the Annual Meeting or at any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on March 20, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders and at any adjournments or postponements thereof.

                                 By Order of the Board of Directors,




                                 /s/ Carl R. Vertuca, Jr.
                                 Carl R. Vertuca, Jr.
                                 Executive Vice President - Finance,
                                 Administration and Corporate Development
                                 and Secretary



Niwot, Colorado
April 7, 1998


                             YOUR VOTE IS IMPORTANT
IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING, OR IF YOU DO PLAN TO ATTEND BUT WISH TO VOTE BY PROXY, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               THE DII GROUP, INC.
                                -----------------

                                 PROXY STATEMENT
                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 5, 1998

GENERAL

      This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of The DII Group, Inc., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on May 5, 1998, commencing at 10:30 A.M. (local time), at the Executive Offices of the Company, 6273 Monarch Park Place, Suite 200, Niwot, Colorado, and at any adjournments or postponements thereof. The matters to be considered and acted upon at the meeting are described below in this Proxy Statement.


      The principal executive offices of the Company are located at 6273 Monarch Park Place, Suite 200, Niwot, Colorado 80503. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 7, 1998.


VOTING RIGHTS AND VOTES REQUIRED


      Only stockholders of record at the close of business on March 20, 1998 will be entitled to notice of and to vote at the Annual Meeting. All information in this Proxy Statement has been adjusted to reflect the two-for-one stock split in the form of a stock dividend effected on September 2, 1997. As of the record date, the Company had outstanding 25,508,446 shares of common stock. Each stockholder is entitled to one vote for each share of common stock held. The holders of a majority of the outstanding shares will constitute a quorum for the transaction of business at the meeting. Shares of common stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting.


      The affirmative vote of the holders of a plurality of the shares of common stock present or represented at the meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of common stock entitled to vote at the meeting is required for the approval of the Amendment to the Company's Restated Certificate of Incorporation, and the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting and entitled to vote is required for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. Accordingly, an abstention from voting on a matter will have the same legal effect as a vote against the matter. If a broker or nominee holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote as to a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

      The accompanying proxy may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information concerning the beneficial ownership of the Company's common stock as of February 28, 1998 (except as otherwise noted) by (i) each person known by the Company to be the beneficial owner of five percent or more of the outstanding shares of common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table under the heading "Executive Compensation" below, and (iv) all directors and executive officers of the Company as a group.

                                     AMOUNT AND NATURE OF             PERCENT
NAME OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP(1)          OF CLASS
------------------------             -----------------------          --------

FMR Corp.                                  2,064,100(2)                 8.1
Goldman, Sachs & Co.                       2,720,000(3)                10.7
Ingalls & Snyder LLC                       1,314,164(4)                 5.2
Ronald R. Budacz                             526,273(5)                 2.0
Robert L. Brueck                               5,600                      *
Constantine S. Macricostas                   185,990(6)                   *
Carl R. Vertuca, Jr                          242,378(7)                   *
Gerard T. Wrixon, Phd                          8,200                      *
Alexander W. Young                             7,000                      *
Dermott O'Flanagan                           122,957(8)                   *
Ronald R. Snyder                             152,765(9)                   *
All directors and executive officers
  as a group (13 persons)                  1,618,094(6)(10)            10.7

------------

*Less than one percent.

(1) Each individual or entity has sole voting and investment power, except as otherwise indicated.

(2) Based upon information as of December 31, 1997 set forth in a Schedule 13G filing dated February 14, 1998. According to its filing, FMR Corp. has sole voting power with respect to 61,600 shares and sole investment power with respect to 2,064,100 shares. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., beneficially owns 2,002,500 shares (7.9%), which are included in the figure set forth for FMR Corp. The Schedule 13G was filed jointly by FMR Corp., Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, Director of FMR Corp. The business address of each of FMR Corp., Fidelity, Edward C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, Massachusetts 02109.

(3) Based upon information as of November 10, 1997 set forth in a Schedule 13G filing dated November 10, 1997. According to its filing, Goldman, Sachs & Co. has shared voting and investment power with respect to such shares. The
     Schedule 13G was filed jointly by Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. Their business address is 85 Broad Street, New York, New York 10004.

(4) Based upon information as of December 31, 1997 set forth in a Schedule 13G filing dated February 9, 1998. According to its filing, Ingalls & Snyder LLC has sole voting power with respect to 214,084 shares and sole investment power with respect to 1,314,164 shares. The business address of Ingalls & Snyder LLC is 61 Broadway, New York, New York 10006.

(5) Includes 357,707 shares which are subject to options presently exercisable or exercisable within 60 days.

(6) Includes 150,000 shares owned by Photronics, Inc., of which Mr. Macricostas is Chairman of the Board, as to which shares Mr. Macricostas disclaims beneficial ownership.

(7) Includes 178,666 shares which are subject to options presently exercisable or exercisable within 60 days.

(8) Includes 71,610 shares which are subject to options presently exercisable or exercisable within 60 days.

(9) Includes 91,354 shares which are subject to options presently exercisable or exercisable within 60 days and 12,500 performance shares which will vest within 60 days.

(10) Includes 849,994 shares which are subject to options presently exercisable or exercisable within 60 days and 12,500 performance shares which will vest within 60 days.

                            1. ELECTION OF DIRECTORS

      At the Annual Meeting, six directors are to be elected, each to hold office until the next annual meeting of stockholders and until his respective successor has been duly elected and qualified. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" the election as directors of each of the following nominees. In the event that any nominee declines or is unable to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors has no reason to believe that any of the nominees will not be available to serve. Set forth below is certain information concerning each nominee. Each nominee is currently a director of the Company. Effective February 1, 1998, Mr. Gary P. Kennedy resigned from his position as a director of the Company.


                                               BUSINESS EXPERIENCE AND PRINCIPAL OCCUPATION OR            DIRECTOR
NAME AND AGE                                 EMPLOYMENT DURING PAST 5 YEARS; OTHER DIRECTORSHIPS           SINCE
------------                                 ---------------------------------------------------           -----

Ronald R. Budacz.................      Chairman and Chief Executive Officer of the Company since             1993
  51                                   March 1993.

Robert L. Brueck (1).............      Venture capital investments; business consultant; Director of         1993
  62                                   HEI, Inc.

Constantine S. Macricostas (2)...      Chairman of the Board of Photronics, Inc. since 1969 and Chief        1996
                                       Executive Officer from 1969 until August 1997; Director of
                                       Nutmeg Federal Savings and Loan Association.

Carl R. Vertuca, Jr.  ...........      Executive Vice President - Finance, Administration and                1993
  51                                   Corporate Development of the Company since August 1997,
                                       and Senior Vice President and Chief Financial Officer of the
                                       Company from March 1993 until August 1997.

Gerard T. Wrixon, Phd.(1)........      Director, National MicroElectronics Research Centre, Ireland;         1993
  57                                   Professor of MicroElectronics, University College, Cork,
                                       Ireland; Chairman, Steering Board of VLSI Design Action of the
                                       European Community; Chairman, Farran Technology.

Alexander W. Young (2)...........      President, Services Business Unit (since March 1998), President       1993
  54                                   and Chief Operating Officer (January 1991 - March 1998), and
                                       Director, Thomas Group, Inc. (business consulting).


----------

(1) Member of Audit Committee.
(2) Member of Compensation Committee.

BOARD AND COMMITTEE MEETINGS; DIRECTORS' COMPENSATION

      The Board of Directors met seven times during 1997. No director attended fewer than 75 percent of the aggregate number of meetings of the Board and the Board Committees on which such director served. The Board Committees include an Audit Committee and a Compensation Committee. The Company does not have a standing Nominating Committee of the Board of Directors.

      The members of the Audit Committee are Mr. Brueck and Dr. Wrixon. The Audit Committee reviews the services provided by the Company's independent auditors, consults with the independent auditors on audits and proposed audits of the Company, and reviews the need for internal auditing procedures and the adequacy of the Company's internal control systems. In 1997, the Audit Committee held three meetings.

     The members of the Compensation Committee are Mr. Macricostas and Mr. Young. The Compensation Committee administers the Company's stock option and stock incentive plans, and reviews and recommends compensation levels of the Company's executive officers. In 1997, the Compensation Committee held three meetings.


     Directors who are full-time salaried employees of the Company are not compensated for their service on the Board or on any Board Committee. The Company's Non-Employee Directors' Stock Compensation Plan provides for the payment, as the only form of compensation for regular service as a non-employee director, of 2,000 shares of Company common stock per year. All directors are reimbursed for their travel and other expenses incurred in attending Board and Committee meetings.


CERTAIN LITIGATION


     In 1997, two related complaints, as amended, were filed in the District Court of Boulder, Colorado and the U.S. District Court for the District of Colorado against the Company and certain of its officers. The lawsuits purport to be brought on behalf of a class of persons who purchased the Company's common stock during the period from April 1, 1996, through September 8, 1996, and claim violations of Colorado and federal laws based on allegedly false and misleading statements made in connection with the offer, sale or purchase of the Company's common stock at allegedly artificially inflated prices, including statements made prior to the Company's acquisition of Orbit Semiconductor, Inc. ("Orbit"). The complaints seek compensatory and other damages as well as equitable relief. The Company filed motions to dismiss both amended complaints. The motion to dismiss the state court complaint has been denied, and the Company has filed its answer denying that it misled the securities market. The motion to dismiss the federal court complaint is still pending. Both actions were brought by the same plaintiffs' law firm as the Orbit action discussed below. The Company believes that the claims asserted in both actions are without merit and intends to defend against such claims vigorously. There has been no discovery from the Company in either action and neither court has yet set a trial date.



     A class action complaint (as amended in March 1996) for violations of federal securities law was filed against Orbit and three of its officers in 1995 in the U.S. District Court for the Northern District of California. The amended complaint was dismissed on November 12, 1996, with leave to amend only as to certain specified claims relating to the statements made by securities analysts. In January 1997, a second amended complaint was filed. The second amended complaint alleges that Orbit and three of its officers are responsible for actions of securities analysts that allegedly misled the market for Orbit's then existing public common stock. The second amended complaint seeks relief under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 10b-5 promulgated thereunder. The second amended complaint seeks compensatory and other damages as well as equitable relief. In September 1997, Orbit filed its answer to the second amended complaint denying responsibility for the actions of securities analysts and further denying that it misled the securities market. The court has set a trial date for January 26, 1999, and discovery is ongoing.


EXECUTIVE COMPENSATION

      Summary Compensation Table

      The following table sets forth information with respect to the compensation paid or awarded by the Company to the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities during 1995, 1996 and 1997.

                                                               ANNUAL
                                                            COMPENSATION
                                           -----------------------------------------------
                                                                          OTHER
      NAME AND                                                            ANNUAL
      PRINCIPAL POSITION           YEAR    SALARY($)(1)  BONUS($)(1)  COMPENSATION($)(2)
      ------------------           ----    ---------      --------    --------------------

      Ronald R. Budacz,            1997   $ 430,000      $  430,000    $ 123,451
        Chairman and Chief         1996   $ 375,000      $  129,938         -0-
        Executive Officer          1995   $ 290,000      $  235,000         -0-


      Carl R. Vertuca, Jr.,        1997   $ 275,000      $  220,000    $  83,201
        Executive Vice President   1996   $ 225,000      $   51,975         -0-
        -Finance, Administration   1995   $ 195,000      $  105,000         -0-
         and Corporate
         Development


      Dermott O'Flanagan,          1997   $ 230,000      $  184,000         -0-
        Senior Vice President      1996   $ 180,000      $   40,800         -0-
                                   1995   $ 155,000      $  125,000         -0-


      Ronald R. Snyder,            1997   $ 170,000      $  136,000    $  44,640
        Senior Vice President of   1996   $ 150,000      $   28,875         -0-
        Sales and Marketing        1995   $ 130,000      $   57,000         -0-


      Gary P. Kennedy,(6)          1997   $ 299,998          -0-            -0-
        President and Chief        1996   $ 275,000          -0-            -0-
        Executive Officer of       1995   $ 239,991          -0-            -0-
        Orbit Semiconductor



                                                                LONG-TERM
                                                        COMPENSATION AWARDS/PAYOUTS
                                             --------------------------------------------------
                                             RESTRICTED        NUMBER OF SHARES     PERFORMANCE
      NAME AND                                  STOCK             UNDERLYING          SHARES       ALL OTHER
      PRINCIPAL POSITION           YEAR      AWARDS($)(3)          OPTIONS(#)      VESTED(#)(1)(4)  COMPENSATION($)(5)
      ------------------           ----      ------------        ----------      ---------------  -----------------

      Ronald R. Budacz,            1997       $ 2,250,000         134,286            46,668          $  223,571
        Chairman and Chief         1996            -0-               -0-             46,666          $   24,539
        Executive Officer          1995            -0-               -0-             46,666          $  168,510


      Carl R. Vertuca, Jr.,        1997            -0-             32,103            31,332          $  130,197
        Executive Vice President   1996            -0-               -0-             31,334          $    9,441
        -Finance, Administration   1995            -0-               -0-             31,334          $    8,865
         and Corporate
         Development


      Dermott O'Flanagan,          1997            -0-             21,261            24,668          $   19,813
        Senior Vice President      1996            -0-               -0-             24,666          $   16,484
                                   1995            -0-               -0-             24,666          $   15,633


      Ronald R. Snyder,            1997       $   593,750          14,873            16,668          $   67,799
        Senior Vice President of   1996            -0-               -0-             16,666          $    4,847
        Sales and Marketing        1995            -0-               -0-             16,666          $    4,472


      Gary P. Kennedy,(6)          1997            -0-               -0-               -0-           $    2,521
        President and Chief        1996            -0-               -0-               -0-           $   17,080
        Executive Officer of       1995            -0-            117,000              -0-           $   12,558
        Orbit Semiconductor

--------------

(1)   Includes amounts deferred under the Company's Deferred Compensation Plan.


(2) Represents taxes reimbursed in connection with the forgiveness of loans extended by the Company for the payment of taxes in connection with the vesting of performance shares.


(3) Value is calculated by multiplying the number of restricted shares awarded by the last reported sale price for the Company's common stock on the Nasdaq National Market on the respective grant dates. The aggregate number and value (based upon the last reported sale price of $24.00 of the Company's common stock on the Nasdaq National Market on December 26, 1997) of restricted shares held as of December 28, 1997 were as follows: Ronald
      R. Budacz, 200,000 ($4,800,000) and Ronald R. Snyder, 50,000 ($1,200,000).
      Dividends are not paid on restricted shares.



(4) The aggregate number and value (based upon the last reported sale price of $24.00 of the Company's common stock on the Nasdaq National Market on December 26, 1997) of unvested performance shares (after giving effect to performance shares vested with respect to 1997 performance) held by the Named Executive Officers as of December 28, 1997 were as follows: Ronald
      R. Budacz, 89,000 ($2,136,000); Carl R. Vertuca, Jr., 50,000 ($1,200,000);
      Dermott O'Flanagan, 50,000 ($1,200,000); and Ronald R. Snyder, 40,000 ($960,000). Dividends are not paid on unvested performance shares.



(5) All Other Compensation is comprised of the Company's matching contributions under the Company's Retirement Savings and Investment Plan and Deferred Compensation Plan and Company paid life insurance premiums. Also includes, for 1997, loans extended by the Company for the payment of taxes in connection with the vesting of performance shares, together with interest thereon, to the extent forgiven, in the amounts of $144,629 for Mr. Budacz, $97,474 for Mr. Vertuca and $52,298 for Mr. Snyder. In the case of Mr. O'Flanagan, the amounts shown reflect the contributions by DOVatron (Ireland) B.V. under its defined contribution plan.



(6) Includes compensation earned prior to August 22, 1996 (the date of the acquisition by the Company of Orbit Semiconductor, Inc.). Effective February 1, 1998, Mr. Kennedy's employment with the Company terminated.

      Option Grants Table

      The following table sets forth information regarding options granted during the fiscal year ended December 28, 1997 by the Company to each of the Named Executive Officers:


                           NUMBER OF     % OF TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                          SECURITIES       OPTIONS                                  ASSUMED ANNUAL RATES OF STOCK
                          UNDERLYING     GRANTED TO   EXERCISE                         PRICE APPRECIATION FOR
                            OPTIONS       EMPLOYEES    OR BASE     EXPIRATION              OPTION TERM(1)
      NAME                  GRANTED       IN FISCAL     PRICE         DATE       --------------------------------
                            (#)             YEAR      ($/SHARE)                       5%($)             10%($)
 ----------------------- -------------- ------------ ------------ -------------- --------------------------------

Ronald R. Budacz           100,000(2)       11.7%      $10.4375       01/29/2007    $  656,409        $ 1,663,469
                            34,286(3)        4.0%      $20.0625       12/03/2007    $  432,593        $ 1,096,276

Carl R. Vertuca, Jr.         20,000(2)       2.3%      $10.4375       01/29/2007    $  131,282        $   332,694
                             12,103(3)       1.4%      $20.0625       12/03/2007    $  152,706        $   386,987

Dermott O'Flanagan            6,000(2)        .7%      $10.4375       01/29/2007    $   39,385        $    99,808
                             15,261(3)       1.8%      $20.0625       12/03/2007    $  192,551        $   487,762

Ronald R. Snyder              6,000(2)        .7%      $10.4375       01/29/2007    $   39,385        $    99,808
                              8,873(3)       1.0%      $20.0625       12/03/2007    $  111,952        $   283,709



--------------

(1) The potential realizable value of the options reported was calculated by assuming 5% and 10% compounded annual rates of appreciation of the common stock from the date of grant of the options until the expiration of the options, based on the market price on the date of grant. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of the common stock.



(2) These options vest in three equal installments on the first, second and third anniversary dates.



(3) These options vest in installments of 20%, 30% and 50% on the first, second and third anniversary dates.




      Fiscal Year End Option Value Table

      The following table sets forth information regarding the aggregate number and value of options held by the Named Executive Officers as at December 28, 1997. No options were exercised by any of the Named Executive Officers during 1997.


                                                       NUMBER OF SHARES                  VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                                                OPTIONS AT DECEMBER 28, 1997(#)       AT DECEMBER 28, 1997($)(1)
                                              -----------------------------------  ---------------------------------
NAME                                            EXERCISABLE      UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
----                                          -----------------  ----------------  ---------------  ----------------
Ronald R. Budacz........................           316,234           134,286         $ 5,077,314      $ 1,491,251
Carl R. Vertuca, Jr. ...................           172,000            31,549           2,733,200          316,725
Dermott O'Flanagan .....................            69,610            21,261           1,078,142          141,465
Ronald R. Snyder........................            89,354            14,873           1,445,942          116,312
Gary P. Kennedy ........................            58,500            58,498             888,364          888,333


-------------
(1) The last reported sale price for the Company's common stock on the Nasdaq National Market on December 26, 1997 was $24.00 per share. Value is calculated on the basis of the difference between the respective option exercise prices and $24.00, multiplied by the number of shares of common stock underlying the respective options.

      Long-Term Incentive Plan Awards Table


      The following table sets forth information regarding performance shares awarded to the Named Executive Officers in 1997:



                                                     NUMBER OF
                                                    PERFORMANCE             PERFORMANCE
NAME                                               SHARES (#)(1)            PERIOD (1)
----                                               -------------            ----------
Ronald R. Budacz.......................
                                                       89,000                12-03-05
Carl R. Vertuca, Jr....................                50,000                12-03-05
Dermott O'Flanagan.....................                50,000                12-03-05
Ronald R. Snyder.......................
                                                       50,000                12-03-05


-------------


(1) Performance share awards represent shares of Company common stock which, upon vesting, are issued to the award recipient. One-eighth of the performance shares vest annually upon the achievement of certain annual earnings per share targets established by the Compensation Committee. In cases where the target is exceeded, the performance shares vest at accelerated rates up to a maximum of three-eighths per year. If the target is not met in any year, one-eighth of the performance shares will be escrowed (subject, however, to vesting in the next succeeding year upon the achievement of that year's performance target) and issued to the award recipient if the award recipient is employed by the Company at the end of the performance period. Performance shares escrowed for award recipients who are no longer employed by the Company at the end of the performance period are forfeited. Vesting of performance shares accelerates in cases of death or disability and in the event of a change in control of the Company.


EMPLOYMENT AGREEMENTS


     The Company entered into employment agreements with each of Messrs. Ronald
R. Budacz, Carl R. Vertuca, Jr. and Ronald R. Snyder, effective January 1, 1997, and Mr. Dermott O'Flanagan, effective January 1, 1998, providing for terms of employment of four (4) years (three (3) years in the case of Mr. O'Flanagan). The agreements provide for base salaries for Messrs. Budacz, Vertuca, O'Flanagan and Snyder, of $430,000, $250,000, $295,000 and $170,000, respectively, subject to increases established from time to time by the Board of Directors. In the event of termination of employment "without cause," the terminated executive will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the highest annual bonus payment within the prior three (3) years) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). Any termination payments under the employment agreements may not be duplicated under the severance compensation agreements described below. The agreements also provide for annual performance bonuses in accordance with the Company's Senior Executive Performance Bonus Plan and eligibility for stock option grants and performance share awards under the Company's 1994 Stock Incentive Plan. The agreements also provide for the forgiveness, over the term of employment and provided the executives continue to remain employees of the Company, of loans extended to the executives for the payment of taxes in connection with the vesting of performance shares and the payment of additional amounts to the executives equal to the executives' tax liability resulting from such forgiveness of indebtedness. The full amount of the loans will be forgiven and the additional payments for taxes will be made in the event of death, disability, termination "without cause" or a change of control of the Company. See "Certain Transactions and Relationships."

DEFERRED COMPENSATION PLAN


      In 1997, the Company adopted a Deferred Compensation Plan (the "Plan") pursuant to which executive officers of the Company may defer up to 100% of their cash salary and bonus, their performance shares and profits resulting from the exercise of non-qualified stock options. The Plan provides for Company matching contributions of 100% of the first 5% of salary and bonus deferred and 25% of the next 5% of salary and bonus deferred, and permits the Company to make additional matching contributions on a discretionary basis. Company matching contributions vest in 20% increments, based on years of service, with full vesting occurring after five years of service (with vesting credit for prior years service). The Plan provides for accelerated vesting of Company matching contributions upon a change in control.


SEVERANCE COMPENSATION ARRANGEMENTS


      The Company has entered into severance compensation agreements with each of Messrs. Budacz, Vertuca, O'Flanagan and Snyder. The agreements provide that if within 18 months following a change of control of the Company, the officer's employment is terminated either by the Company for other than cause or disability or by such officer for good reason, then such officer will receive a lump sum payment equal to (a) in the cases of Messrs. Budacz and Vertuca, twice the aggregate of the highest base salary and highest bonus received by such officer in any of the most recent five years or, (b) in the cases of Messrs. O'Flanagan and Snyder, the aggregate of the highest base salary and highest bonus received by such officer in any of the most recent five years. Also, in the event of a change of control, the exercisability of stock options and the vesting of performance shares held by such officers will be accelerated.



      The Internal Revenue Code of 1986, as amended (the "Code"), imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or the ownership of a substantial portion of the assets of the corporation provided that such payments to the individual have an aggregate present value in excess of three times the individual's annualized includible compensation for the base period, as defined in the Code. The agreements limit the cash compensation payments that may be paid thereunder to the extent that such cash payments would exceed (calculated without regard to any other compensation or payments) the largest amount that can be paid by the Company without the Company losing the deduction for such payments. The agreements further provide for additional payments to the officers in order to fully offset any excise taxes payable by an officer as a result of the acceleration of the exercisability of stock options and the vesting of performance shares held by the officer caused by a change of control.

CERTAIN TRANSACTIONS AND RELATIONSHIPS


      The Company made loans to certain of its executives in order to enable the executives to satisfy their tax obligations in connection with the vesting of their performance shares in 1996 and 1997. The loans were advanced in January 1996 and April 1997. Interest on the loans accrues at a rate of 5.7% per annum and 6.5% per annum, respectively. As of December 28, 1997, the aggregate amount of principal and interest outstanding with respect to each of the executives, excluding amounts forgiven as of January 1, 1998, was as follows: Ronald R. Budacz, $445,333; Carl R. Vertuca, Jr., $300,134; Ronald R. Snyder, $161,029;
Carl A. Plichta, $224,323; Thomas J. Smach, $154,820; Steven C. Schlepp, $123,552; Mark D. Herbst, $69,657; and C.Y. Cheong, $58,069. The loans are being forgiven in proportionate installments on January 1 of 1998, 1999, 2000 and 2001.


      Messrs. Ronald R. Budacz and Carl R. Vertuca, Jr., Chairman and Chief Executive Officer and Executive Vice President of the Company, respectively, have leased to the Company usage of a resort property located in Arrowhead, Colorado for purposes of holding corporate meetings and other corporate purposes. The terms of the lease provide for usage for a period of 80 days per year at a rental rate of $0.2 million. The lease is for a period of five years commencing September 1, 1997. Messrs. Budacz and Vertuca, together with Mr. Ronald R. Snyder, Senior Vice President of the Company, are members of a limited liability company which has agreed to lease to one of the Company's subsidiaries office and manufacturing space in a building located in Boulder, Colorado. The terms of the agreement provide for a five year lease term, commencing February 28, 1998, at annual rental rates ranging from $109,680 for the first year to $123,444 for the fifth year, together with additional payments in respect of the tenant's proportionate share of the maintenance and insurance costs and property tax assessments for the leased premises. The Company believes that the terms of both leases are comparable to those that would be entered into between unrelated parties on an arms' length basis.

REPORT OF THE COMPENSATION COMMITTEE

      General

      The Compensation Committee of the Board of Directors (the "Committee") is comprised of non-employee directors. The current members of the Committee are Mr. Constantine S. Macricostas and Mr. Alexander W. Young. The Committee reviews and recommends to the Board of Directors compensation levels for the Company's executive officers, and administers the Company's stock option and stock incentive plans, including the awarding of grants thereunder. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any one year with respect to each of the Company's five most highly paid executive officers. Certain performance-based compensation that has been approved by the Company's stockholders is not subject to the deduction limit. The Company continues to administer its stock incentive and annual cash bonus plans in a manner designed to qualify under Section 162(m) a substantial portion of the compensation payable under such plans. Although performance share awards under the Company's stock incentive plan may not qualify under Section 162(m), the Company does not expect that the amount of any non-deductible compensation under Section 162(m) in any year will be material.

      Compensation Philosophy

      The Company's compensation programs are tied to the corporate performance of the Company, as well as business unit and individual performance. Compensation is heavily weighted to annual incentive awards and long-term performance awards in the form of stock options and performance shares in order to provide "pay-for-performance" and to align management's and stockholders' interests in the enhancement of stockholder value. The Company's compensation programs are designed to attract, motivate and retain individuals of outstanding ability who will contribute to the long-term success of the Company. The three principal components of the Company's "pay-for-performance" executive compensation program are: base salary, annual incentive cash bonuses, and long-term incentive compensation.

      Base Salary

      The Committee annually reviews the salaries of the Company's executives. Base salary levels are set at levels comparable to the average salary levels of executives of technology companies with similar annual revenues to those of the Company. Actual salary levels for each executive vary based on the Committee's subjective assessment of individual performance, experience, level of responsibility, and potential contribution to the Company's future growth. With respect to salary levels for 1997, the Committee considered the recommendation of an outside compensation consultant. The Committee has not found it practicable to assign relative weights to specific factors in determining base salary levels, and the specific factors used may vary among individual executives.

      Annual Incentive Awards

      The Company has maintained an annual incentive award program designed to reward management and other key employees for Company, business unit and individual performance. Under the program, executive officers (including the Chief Executive Officer) receive a percentage of their base salary based upon the achievement of pre-determined levels of performance. For the Chief Executive Officer, the base percentage for 1997 was 50% of base salary, and the base percentage ranged from 30% to 40% for the other executive officers (including the other Named Executive Officers, with the exception of Mr. Gary P. Kennedy, former President of Orbit Semiconductor, Inc.). Base awards were subject to a multiplier, based on the level of corporate earnings per share in the cases of the Chief Executive Officer and the other executive officers with Company-wide responsibility, and based on the levels of corporate earnings per share and business unit earnings in the cases of executive officers with business unit responsibility. In the cases of all executives other than the Chief Executive Officer, awards were subject to adjustment based upon the recommendation of the Chief Executive Officer. For 1997, actual awards were significantly greater than the base percentages based upon the Company achieving targeted earnings per share and targeted business unit earnings.

      Long-Term Incentive Compensation

      The Committee believes that option grants and performance share awards align executive interests with stockholder interests by creating a direct link between compensation and stockholder return. Option grants and performance share awards are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Committee's determination of whether option grants and performance share awards are appropriate each year is made with regard to competitive considerations, and each executive's actual grant is based upon the criteria described in the preceding paragraphs. The size of previous grants and the number of options and performance shares held are not determinative of future grants. For information concerning options and performance shares awarded in 1997, see "Option Grants Table" and "Long-Term Incentive Plan Awards Table." Based upon 1997 performance, determined by earnings per share, the Named Executive Officers' performance shares vested in the following amounts: Ronald R. Budacz, 46,668 shares; Carl R. Vertuca, Jr., 31,332 shares; Dermott O'Flanagan, 24,668 shares; and Ronald R. Snyder, 16,668 shares; and Mr. Snyder was awarded an additional 25,000 performance shares (on a pre-stock split basis). In addition, in order to provide additional incentive and in recognition of the importance of Mr. Budacz to the future growth of the Company, the Company awarded Mr. Budacz 100,000 performance shares (on a pre-stock split basis), of which 50,000 (on a post-stock split basis) vested in 1998, and the remaining portion of which will vest in equal portions in 1999, 2000 and 2001.

      Compensation of the Chief Executive Officer

      Compensation for the Chief Executive Officer was determined in accordance with the criteria set forth above. The Committee believes that CEO Compensation was appropriately based upon the Company's financial performance.



            Constantine S. Macricostas                Alexander W. Young

PERFORMANCE GRAPH

      The following line graph compares the Company's cumulative total return to stockholders with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Stock Market Index for Electronic Component Companies from May 28, 1993 through December 28, 1997. These comparisons assume the investment of $100 on May 28, 1993 and the reinvestment of dividends.

                               THE DII GROUP, INC.
              Comparison of Cumulative Total Return to Stockholders
                     May 28, 1993 through December 28, 1997


[GRAPHIC OMITTED]

                                             5/28/93     12/31/93    12/31/94      12/31/95      12/29/96    12/28/97
NASDAQ Composite Index                       100.00       110.41      107.96        153.57        188.86      231.86
NASDAQ Electronic Component Index            100.00       115.85      128.22        212.06        366.67      384.51
The DII Group, Inc.                          100.00       183.33      171.67        225.00        155.00      320.00

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of the Company. Such persons are also required to furnish the Company with copies of all such forms.

      Based solely upon a review of the copies of such forms furnished to the Company and, in certain cases, upon written representations that no Form 5 filings were required, the Company believes that, with respect to the 1997 fiscal year, all required Section 16(a) filings were timely made, except that Mr. Robert L. Brueck filed late a Form 4 reporting the sale of 2,000 shares.

    2. PROPOSAL TO APPROVE AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


      The Company's Restated Certificate of Incorporation currently authorizes an aggregate of 50,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, $.01 par value, and 45,000,000 shares of common stock, $.01 par value. As of February 27, 1998, the Board of Directors of the Company approved an amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 45,000,000 to 90,000,000 shares and directed that the proposed amendment be submitted to the stockholders of the Company for their consideration and approval at the Annual Meeting.



      The proposed amendment to the Restated Certificate of Incorporation would increase the number of authorized shares of common stock to 90,000,000 shares thus bringing the total number of authorized shares of capital stock for all classes to 95,000,000 shares. As of March 20, 1998, 25,700,946 shares of common stock were issued and outstanding (including 192,500 treasury shares), 1,278,492 shares of common stock were reserved for issuance under the Company's stock incentive and employee stock purchase plans, and 4,600,000 shares were reserved for issuance upon conversion of $86,250,000 aggregate principal amount of Convertible Notes. The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the currently outstanding shares of common stock. This increase would be accomplished by amending the lead-in paragraph of Article Fourth of the Restated Certificate of Incorporation to read as follows:


                        "FOURTH: The total number of shares of all classes of
                  stock which the Corporation is authorized to issue is 95,000,000 shares, of which 90,000,000 shares, having a par value of $.01 each, shall be Common Stock; and 5,000,000 shares shall be Preferred Stock, having a par value of $.01 each."


      The Board believes that the proposed increase is desirable so that, as the need may arise, the Company will have more flexibility to issue shares of common stock without the expense and delay of a special stockholders' meeting, in connection with possible future stock dividends or stock splits, equity financing, future opportunities for expanding business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes. The Company currently does not have any plans, commitments or understandings with respect to the issuance of any of the additional shares of common stock to be authorized.



      Authorized but unissued shares of the Company's common stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authorization by the Company's stockholders, except as otherwise required by applicable law or the rules of the Nasdaq National Market.



      The increase in the authorized number of shares of common stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized shares of common stock without requiring future stockholder approval of such issuances, except as otherwise required by applicable law or the rules of the Nasdaq National Market. To the extent that additional shares of common stock are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights. The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company.


RECOMMENDATION AND VOTE


      An affirmative vote of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting is required to approve the Amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 45,000,000 to 90,000,000 shares. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" approval of the Amendment.


      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

             3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board of Directors has appointed Deloitte & Touche LLP to act as the Company's independent auditors for the current fiscal year, subject to the ratification of such appointment by the stockholders at the Annual Meeting. If no direction is given to the contrary, all proxies received by the Board of Directors will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year.

      KPMG Peat Marwick LLP was previously the principal accountants for the Company. On September 4, 1997, that firm's appointment as principal accountants was terminated and Deloitte & Touche LLP was engaged as principal accountants. The decision to change accountants was approved by the Audit Committee of the Board of Directors.


      During the Company's two most recent fiscal years and the subsequent interim periods preceding such dismissal, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements if not resolved to their satisfaction would have caused them to make Company's thereof in connection with their reports. None of the "reportable events" described under Item 304(a)(l)(v) of Regulation S-K occurred within the Company's two most recent fiscal years and the subsequent interim periods preceding September 4, 1997. The audit reports of KPMG Peat Marwick LLP on the consolidated financial statements of the Company and subsidiaries as of and for the 52 weeks ended December 29, 1996 and the year ended December 31, 1995 did not contain any adverse opinion, or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.



      In August 1996 a subsidiary of the Company merged with and into Orbit Semiconductor, Inc. Deloitte & Touche LLP reported on the consolidated financial statements of Orbit Semiconductor, Inc. for the year ended December 31, 1995 (the "Orbit Statements"). Except for the Orbit Statements, during the Company's two most recent fiscal years and the subsequent interim periods preceding September 4, 1997, Deloitte & Touche LLP had not been engaged as an independent accountant to audit either the Company's financial statements or the financial statements of any of its subsidiaries, nor had it been consulted regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.


      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if they desire to do so.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR.


                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors does not know of any other matters which may come before the Annual Meeting. If any other matters properly come before the meeting, the accompanying proxy confers discretionary authority with respect to any such matters, and the persons named in the accompanying proxy intend to vote in accordance with their best judgment on such matters.

      All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to this solicitation, officers, directors and regular employees of the Company, without any additional compensation, may solicit proxies by mail, telephone or personal contact. Morrow & Co., Inc. has been retained to assist in the solicitation of proxies for a fee of $5,000, plus reasonable out-of-pocket expenses. The Company will, upon request, reimburse brokerage houses and other nominees for their reasonable expenses in sending proxy materials to their principals.

                              STOCKHOLDER PROPOSALS

      Stockholder proposals for inclusion in the proxy materials for the 1999 Annual Meeting should be addressed to the Company's Secretary, 6273 Monarch Park Place, Suite 200, Niwot, Colorado 80503, and must be received no later than December 15, 1998. In addition, the Company's By-laws currently require that for business to be properly brought before an annual meeting by a stockholder, regardless of whether included in the Company's proxy statement, the stockholder must give written notice of his or her intention to propose such business to the Secretary of the Company, which notice must be delivered to, or mailed and received at, the Company's principal executive offices not less than sixty (60) days and not more than ninety (90) days prior to the scheduled annual meeting (except that if less than seventy (70) days' notice of the date of the scheduled annual meeting is given, notice by the stockholder may be delivered or received not later than the tenth (10th) day following the day on which such notice of the date of the scheduled annual meeting is mailed). Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:
(i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such proposal. The By-laws further provide that the chairman of the annual meeting may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures.


                                     By Order of the Board of Directors,


                                     /s/  Carl R. Vertuca, Jr.

                                     Carl R. Vertuca, Jr.
                                     Executive Vice President - Finance,
                                     Administration and Corporate Development and Secretary




Niwot, Colorado
April 7, 1998





      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (WITHOUT EXHIBITS). REQUESTS SHOULD BE MADE TO MR. CARL R. VERTUCA, JR., EXECUTIVE VICE PRESIDENT - FINANCE, ADMINISTRATION AND CORPORATE DEVELOPMENT AND SECRETARY, 6273 MONARCH PARK PLACE, SUITE 200, NIWOT, COLORADO 80503.

--------------------------------------------------------------------------------
                                              (Continued from other side)

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3.

       1. Election of Directors. The nominees are:

          Ronald R. Budacz      Robert L. Brueck      Constantine S. Macricostas
            Carl R. Vertuca, Jr.      Gerard T. Wrixon      Alexander W. Young

          (Mark only one)

          [ ] VOTE FOR all nominees listed above, except vote withheld from following nominees (if any):

              -----------------------------------------------------------------

              -----------------------------------------------------------------

          [ ] VOTE WITHHELD from all nominees.
                                                      FOR    AGAINST    ABSTAIN

       2. Proposal to approve the amendment of
          the Restated Certificate of Incorporation
          of the Company to increase the number of
          authorized shares of Common Stock from
          45,000,000 to 90,000,000 shares.            [ ]      [ ]        [ ]

       3. Proposal to ratify the appointment of
          Deloitte & Touche LLP as independent
          auditors.                                   [ ]      [ ]        [ ]

       4. In their discretion, upon such other
          matters as may properly come before the meeting.

                 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                  CARD PROMPTLY USING THE ENCLOSED ENVELOPE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              THE DII GROUP, INC.
P      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 5, 1998

           The undersigned hereby appoints Ronald R. Budacz and Carl R. Vertuca, Jr. the proxies (each with power to act alone and with power
R of substitution) of the undersigned to vote at the Annual Meeting of Stockholders of The DII Group, Inc. to be held on May 5, 1998, and at any adjournment, all shares of stock which the undersigned is entitled to vote thereat upon all matters properly brought before the meeting.
O

                                                Dated:             , 1998
                                                      -------------
X
                                                -------------------------

                                                -------------------------
Y                                               Signature of Stockholder

                                                THIS PROXY MUST BE SIGNED
                                                 EXACTLY AS NAME APPEARS
                                                         HEREON.
                                                Executors, administrators,
                                                trustees, etc., should give
                                                full title as such. For joint
                                                accounts, each owner should
                                                sign. If the signer is a
                                                corporation, please sign full
                                                corporate name by duly
                                                authorized officer.



                                                                   (over)
--------------------------------------------------------------------------------